Exhibit 10.6

FIRST AMENDMENT TO THE
EXECUTIVE EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT

THIS FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT ("Amendment") is entered into this ______ day of ______________, 2007, by and between Bruce Caswell (the "Executive") and MAXIMUS, Inc., a Virginia corporation with its principal place of business in Reston, Virginia (the "Corporation") and provides as follows:

WHEREAS, on or about October 1, 2004, the Corporation and Executive entered into an Employment Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound, the parties agree as follows:

1.           Section 1.5 is hereby deleted in its entirety and substituted with the following:

"1.5           Termination With Severance.  In the event the Corporation terminates Executive without cause or Executive resigns from his employment with the Corporation for Good Reason (as defined below), Executive shall be entitled to receive a lump sum severance equal to six months' base salary (at Executive's highest base salary rate during his employment with the Corporation) plus the pro-rated portion of Executive's then-current annual 'target' bonus.  The severance payment described in the previous sentence will be paid to Executive within five business days following his termination without Cause or resignation for Good Reason.  If Executive's employment termination occurs in connection with a Change in Control (as defined in the Income Continuity Program), Executive shall be entitled to receive the greater of:  (i) the benefits provided under this Agreement or (ii) the benefits provided under the Income Continuity Program.

For purposes of this Agreement, 'Good Reason' means any of the following conditions:  (i) a material decrease in Executive's existing base salary or annual 'target' bonus percentage, and/or a material decrease in any of his employee benefits; provided that such decrease is not applicable to all officers of the Corporation, (ii) a material diminution in Executive's authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, (iv) a material diminution in the budget for which Executive retains authority, (v) a relocation of the Executive's primary office more than thirty-five (35) miles from its current location, or (vi) the material breach by the Corporation of the agreement under which Executive provides services.  If one or more of the above conditions exists, Executive must provide notice to the Corporation within a period not to exceed ninety (90) days of the initial existence of the condition.  Upon such notice, the Corporation must be provided a period of thirty (30) days during which it may remedy the condition."

2.           A new Section 4.13 is hereby added to the Employment Agreement as follows:

"Distributions to Specified Employees.   Notwithstanding any provision to the contrary, to the extent the Executive is considered a specified employee under Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code') and would be entitled to a payment during the six month period beginning on the Executive's date of termination that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six month anniversary of the Executive's date of termination or the Executive's death."

3.           A new Section 4.14 is hereby added to the Employment Agreement as follows:

"Section 409A of the Code.  It is the intention of the parties that this Agreement comply with and be administered in accordance with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  The Agreement shall be construed and interpreted in accordance with such intent.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  In the event that the Corporation does not so cooperate, the Corporation shall indemnify the Executive for any interest and additional tax arising from the application of Section 409A of the Code, grossed-up for any other income tax incurred by Executive related to the indemnification (i.e., indemnification of such additional income tax), assuming the highest marginal income tax rates apply to any taxable indemnification.  Any indemnification payment shall be made within ninety (90) days of the date Executive makes payment of the interest and/or additional tax."

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

EXECUTIVE	MAXIMUS, Inc.

By
Bruce Caswell

Date	Title

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